Exhibit 10.1

AGREEMENT

This Agreement, dated as of November 17, 2008 (this “Agreement”), is by and between Greg L. Jackson (“Jackson”) and Career Education Corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Board”) has extended an invitation to Jackson to join the Board and Jackson has accepted; and

WHEREAS, the persons and entities listed on Schedule A (collectively, the “Blum Group”, and individually a “member” of the Blum Group) are the beneficial owners of shares of common stock of the Company (the “Common Stock”); and

WHEREAS, Jackson is a member of the Blum Group;

WHEREAS, the Company and Jackson have determined that it is their best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Resignation. If at any time after Jackson’s appointment to the Board and any subsequent elections or re-elections to the Board, the Blum Group, together with all Affiliates (as such terms are hereinafter defined) of the members of the Blum Group (such Affiliates, collectively and individually, the “Blum Affiliates”) ceases collectively to beneficially own at least 15% of the Common Stock, or collectively beneficially own greater than 24.5% of the Common Stock, Jackson shall promptly tender his resignation from the Board and any committee of the Board on which he then sits. In furtherance of this Agreement, Jackson, upon his appointment to the Board, shall execute an irrevocable resignation as director in the form attached hereto as Exhibit A.

For purposes of this Agreement: the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

2. Public Announcement. The Company shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as Exhibit B (the “Press Release”). Neither the Company nor Jackson shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party.

3. Miscellaneous. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties’ principal place of business or as otherwise provided by applicable law.

THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

4. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

5. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

6. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy and email is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:	Career Education Corporation 2895 Greenspoint Pkwy. Suite 600 Hoffman Estates, IL 60195 Attention: Chief Executive Officer Facsimile: (847) 781-3610

With a copy to:	Career Education Corporation 2895 Greenspoint Pkwy. Suite 600 Hoffman Estates, IL 60195 Attention: General Counsel Facsimile: (847) 585-2060

if to Jackson:	Greg L. Jackson Blum Capital Partners, L.P. 909 Montgomery Street, Suite 400 San Francisco, California 94133 Facsimile: (415) 434-3130

With a copy to:	Greg Hitchan Blum Capital Partners, L.P. 909 Montgomery Street, Suite 400 San Francisco, California 94133 Facsimile: (415) 434-3130

7. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

8. Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

9. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

10. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

11. Fees and Expenses. Neither the Company, on the one hand, nor Jackson, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement.

12. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

By:		CAREER EDUCATION CORPORATION
Greg L. Jackson

By:
Name:
Title:

SCHEDULE A

Blum Capital Partners, L.P.

Richard C. Blum & Associates, Inc.

Blum Strategic GP III, L.L.C.

Blum Strategic GP III, L.P.

Blum Strategic Partners III, L.P.

Blum Strategic Partners IV, L.P.

Blum Strategic GP IV, L.L.C.

Blum Strategic GP IV, L.P.

Saddlepoint Partners GP, L.L.C.

Greg L. Jackson

EXHIBIT A

[Form of Irrevocable Resignation]

[Date]

Attention: Chairman of the Board of Directors

Reference is made to the Agreement, dated as of November 17, 2008 (the “Agreement”), by and among Career Education Corporation (the “Company”) and Greg L. Jackson. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

In accordance with Section 1 of the Agreement, I hereby tender my conditional resignation as a director of the Board and as a member of any committees of the Board, provided that this resignation shall be effective upon the Board’s acceptance of this resignation, and only in the event that at any time the Blum Group, together with the Blum Affiliates, ceases collectively to beneficially own at least 15% of the Common Stock, or collectively beneficially own greater than 24.5% of the Common Stock. I hereby acknowledge that this conditional resignation as a director of the Board is as a result of the terms and conditions of the Agreement.

This resignation may not be withdrawn by me at any time during which it is effective.

Very truly yours,

Greg L. Jackson

EXHIBIT B

[Form of Press Release]